EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

Pioneer Announces the Listing of its
Common Stock on the NASDAQ National Market System

     HOUSTON, Texas (April 12, 2005) — Pioneer Companies, Inc. announced that NASDAQ has approved Pioneer’s application to list its common stock on The NASDAQ National Market. The trading symbol for the common stock will be PONR. The Company’s common stock currently trades under the same symbol on the over-the-counter market. NASDAQ has advised Pioneer that trading will begin on The NASDAQ National Market at the opening of the market on Thursday, April 14, 2005.

     The Chairman of Pioneer’s Board of Directors, David Weinstein, stated, “We are pleased that NASDAQ has approved our application to list our stock on the NASDAQ National Market. Pioneer is proud to obtain this listing and to adhere to NASDAQ’s listing standards. NASDAQ is the largest U.S. electronic stock market, and we believe that our NASDAQ listing will increase the visibility and liquidity provided to our current and prospective investors. We believe the listing results from a recognition of the hard work of all of Pioneer’s associates in contributing to the growth of our company.”

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in the United States and Canada.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward- looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200